Sub-Item 77Q2: Item 405 of Regulation S-K

During the reporting period, there was a late Form 3 filing with respect to Goldman Sachs Asset Management, L.P., the investment adviser of the Fund. The Form 3, which was due to be filed on November 25, 2013, was filed on September 18, 2014.